Exhibit 99.1

AspenBio Pharma Begins Training Hospital Sites for Pivotal Clinical Trial

Company Remains on Track to Obtain CE Mark and Enroll First U.S. Patients Before Year End
Quarterly Conference Call and Webcast Today at 4:30 p.m. ET

CASTLE ROCK, Colo., November 13, 2012 — AspenBio Pharma, Inc. (Nasdaq: APPY), an in vitro diagnostic company, today provided a clinical and business update for the third quarter 2012.  The Company reported it has started the hospital training phase of its pivotal U.S. clinical study and remains on track to initiate patient enrollment before the end of the year.  AspenBio also reiterated its anticipated timeline for obtaining CE Mark for its lead blood-based diagnostic test by year end, and provided an update on market development activities in Europe, including its discussions with potential commercial distributors.

Steve Lundy, Chief Executive Officer of AspenBio Pharma, commented, “We’re happy with the progress made since our last update.  We updated our clinical trial protocol for the pivotal study, incorporating the FDA’s feedback from our September meeting, and have begun training our hospital sites, preparing them to begin enrolling patients.  This is a key development for AspenBio, because it sets the foundation for a clinically successful trial and brings us closer to potential FDA clearance and commercialization of our in vitro diagnostic test in the United States.  In parallel, we’ve advanced our negotiations significantly with European distributors in key commercial territories, engaged an experienced Europe-based sales and marketing consultant, and continued to scale up our product manufacturing activities in order to maximize our potential for a timely and successful European product launch after obtaining CE Mark.”

AspenBio expects to continue training the remaining hospital sites on the trial protocol over the coming weeks in order to advance to patient enrollment before the end of the year.  Once enrollment commences, the study is expected to enroll a total of ~2,000 net evaluable patients at approximately 25 hospital emergency departments across the United States.  AspenBio plans to complete this study, file for marketing clearance, and upon receipt of such clearance from the FDA, launch the product in the U.S. in late 2013.

In Europe, the Company is currently pursuing agreements with top distributors in what AspenBio believes will be major sales territories, including Germany, UK, France, Italy and Benelux.  The Company expects to file for and obtain CE Mark for its diagnostic test before the end of the year and hopes to be positioned to commence sales and distribution efforts as soon as possible thereafter.

At September 30, 2012, the Company had $10.2 million in cash, cash equivalents and short-term investments.  AspenBio believes it has sufficient cash to complete the planned pivotal trial, as well as launch the product in Europe.

Mr. Lundy concluded, “This is a critical time in the Company’s history, with many exciting regulatory, development and commercial initiatives ongoing.  We remain deeply focused on execution of these important milestones, and we look forward to providing additional near-term updates as we advance toward commercialization of our first diagnostic product.”

Conference Call Information

The Company has scheduled its quarterly conference call and webcast for today, November 13, 2012, at 4:30 p.m. ET. Interested participants and investors may access the conference call by dialing 1-800-860-2442 (U.S.), 1-866-605-3852 (Canada) or 1-412-858-4600 (international).  A live audio webcast will be accessible via the Investor Relations section of the AspenBio web site, www.aspenbiopharma.com.

A telephonic replay of the call will be available for two weeks beginning at 8:00 p.m. ET on November 13, 2012.  Access numbers for this replay are 1-877-344-7529 (U.S./Canada) and 1-412-317-0088 (international); conference ID: 10020579.  The webcast replay will remain available in the Investors Relations section of the AspenBio web site for 30 days.

About AspenBio Pharma
AspenBio Pharma, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its blood-based appendicitis test.  The unique appendicitis test has projected high sensitivity and negative predictive value and is designed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  The test is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  For more information, visit www.aspenbiopharma.com.

Forward-Looking Statements

This press release includes "forward-looking statements" of AspenBio Pharma, Inc. ("AspenBio") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that AspenBio believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors AspenBio believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of AspenBio. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for AppyScore required for FDA submission, obtain FDA clearance or approval, complete and obtain CE Mark, cost effectively manufacture and generate revenues from AppyScore, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, AspenBio does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in AspenBio's recent filings with the SEC, including its Form 10-Q for the period ended September 30, 2012 filed on November 7, 2012.

For Investors & Media:
Joshua Drumm, PhD / Jason Rando
Tiberend Strategic Advisors, Inc.
(212) 827-0020
jdrumm@tiberend.com
jrando@tiberend.com